EXHIBIT 8.1


                       [REINHART BOERNER VAN DEUREN S.C.]


                                August 19, 2004


Town Bankshares, Ltd.
411 Genesee Road
Delafield, WI 53018

Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Town Bankshares, Ltd. ("Town Bankshares"), a Wisconsin corporation, with and into Wintrust Financial Corporation ("Wintrust"), an Illinois corporation, pursuant to the Agreement and Plan of Merger between Wintrust and Town Bankshares, dated June 14, 2004 (the "Merger Agreement"). Wintrust will file a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission on the date hereof or shortly thereafter in connection with the Merger.

         In connection with the Merger, we assume as accurate, the following:

         1. The Merger Agreement will be implemented in accordance with its terms and conditions.

         2. As a result of the first assumption, the Merger will be effected pursuant to the corporation laws of the States of Illinois and Wisconsin.

         3. As a result of the Merger, Town Bankshares' shareholders (in the aggregate and including any dissenters) will receive Wintrust common stock having a value, measured at the Merger's effective time, of not less than 50% of the value of all of Town Bankshares' outstanding stock, also measured at the Merger's effective time.

         Subject to the limitations described herein and based on the assumptions described above, we are of the opinion that:

                (a) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Town Bankshares and Wintrust will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code for purposes of this reorganization.

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Town Bankshares, Ltd.
August 19, 2004
Page 2

                (b) No gain or loss will be recognized by the holders of Town Bankshares common stock upon the exchange of Town Bankshares common stock for Wintrust common stock, except with respect to the cash portion of the merger consideration and cash received for a fractional share of Wintrust common stock.

         This opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations, or any state, local, foreign or other tax considerations.

         A particular Town Bankshares shareholder's circumstances may cause the shareholder's tax consequences to differ from those described herein. For example, a particular shareholder may be subject to special treatment under certain special U.S. federal income tax laws, such as shareholders who are dealers or traders in securities or who mark securities to market, financial institutions, insurance companies, tax-exempt organizations, persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), or are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences). Other shareholders whose circumstances may cause the shareholder's tax consequences to differ from those described herein, include shareholders who acquired Town Bankshares stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle," or "conversion transaction," or constructive sale or other integrated transaction.

         Our opinion is based on the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued or proposed thereunder, the Internal Revenue Service's current positions published in revenue rulings, revenue procedures, notices, and announcements, existing judicial decisions, and other applicable tax authorities. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different and we assume no obligation to revise or supplement this opinion should the present laws referred to above change by legislative or administrative action, judicial action, or otherwise.

         This opinion is based solely on the assumptions listed above and the information set forth in the Registration Statement, the Merger Agreement (including all exhibits attached thereto) and Officer's Certificates furnished by officers of Wintrust and Town Bankshares dated as of the date hereof. In our examination of relevant documents, we have assumed the genuineness of all signatures, the conformity to original documents of all copies of documents submitted to us, the authenticity of such copies and the accuracy of all financial calculations. We cannot and do not represent that we checked the accuracy or the statements of fact or financial calculations contained in such documents and in documents incorporated by reference. Our opinion could be affected if any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof.

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Town Bankshares, Ltd.
August 19, 2004
Page 3

         This opinion is not binding on the Internal Revenue Service, and we can make no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         We consent to the reference to us under the caption "Tax Consequences of the Merger" in the Proxy Statement/Prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an Exhibit thereto. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                                Yours very truly,

                                                REINHART BOERNER VAN DEUREN s.c.


                                                BY   /s/ Anthony J. Handzlik
                                                     ---------------------------
                                                     Anthony J. Handzlik